EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Enterprise Financial Services Corp on Amendment No. 3 to Form S-4 of our report dated March 30, 2018 on the consolidated financial statements of Trinity Capital Corporation & Subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three year period ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Crowe LLP
Dallas, Texas
January 29, 2019